Exhibit 21.1

SUBSIDIARIES OF TERAWULF INC.

The registrant's subsidiaries as of December 31, 2024 are set forth in the list below:

Legal Entity Name	Percentage of Voting Securities Owned Directly or Indirectly by Registrant	Jurisdiction of Organization
Kyalami Data LLC	100%	Delaware
La Lupa Data LLC	100%	Delaware
Lake Mariner Data LLC	100%	Delaware
RM 101 Inc.	100%	Minnesota
TeraCub Inc.	100%	Delaware
TeraLease LLC	100%	Delaware
TeraWulf Brookings LLC	100%	Delaware
TeraWulf Ploughwind LLC	100%	Delaware
TeraWulf (Thales) LLC	100%	Delaware
WULF Compute LLC	100%	Delaware
WULF Compute Lease LLC	100%	Delaware